Exhibit 99.1

INVESTORS FINANCIAL SERVICES CORP. ANNOUNCES
ELECTION OF NED HINES AS DIRECTOR

Contact:	John N. Spinney, Jr.
(617) 937-3500
john.spinney@ibtco.com

BOSTON, MA, June 28, 2004 - Investors Financial Services Corp. (Nasdaq: IFIN) today announced the increase in the size of its Board of Directors to eight and the election of Edward F. Hines to the Board.  Mr. Hines was also elected to the Board of Investors Bank & Trust Company, the Company’s wholly-owned subsidiary.  Mr. Hines is the seventh independent director on each Board.

Mr. Hines is a partner in the law firm of Hines & Corley, with a practice focused on federal and state tax law.  Previously, Mr. Hines was managing partner of Choate, Hall & Stewart, a Boston law firm.  During his 30-year career, Mr. Hines has represented clients ranging from General Electric Corporation to America’s Cup winner America3 Foundation.  From 1996 to 2003, Mr. Hines was a trustee of the Merrimac Funds, a mutual fund family for which Investors Bank & Trust Company acts as advisor.

“I am pleased to welcome Ned to the Board,” stated Kevin J. Sheehan, Chairman and Chief Executive Officer.  “Ned brings broad experience to the Board and we believe he will be a valuable contributor to the Company.”

Investors Financial Services Corp. provides services for a variety of financial asset managers including mutual fund complexes, investment advisors, banks, and insurance companies.  Through our wholly-owned subsidiary, Investors Bank & Trust Company, we provide core services including global custody, multicurrency accounting, and mutual fund administration, as well as value-added services including securities lending, foreign exchange, and cash management.  Offices are located in the United States, Canada, the Cayman Islands and Ireland.  Visit Investors Financial on the web at http://www.ibtco.com.